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                                                                    Exhibit 10.8

                            Internet Travel Network
                              445 Sherman Avenue
                             Palo Alto, CA 94306

                                March 25, 1999

Mr. Kenneth R. Pelowski
3 Brady Place
Menlo Park, CA 94025

Dear Ken:

          Internet Travel Network (the "Company") is pleased to offer you employment on the following terms:

          1. Position. You will serve in a full-time capacity as Chief Operating Officer and Chief Financial Officer of the Company. You will report to the Company's Chief Executive Officer. By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company.

          2. Salary and Bonus. You will be paid a salary at the annual rate of $175,000, payable in semi-monthly installments in accordance with the Company's standard payroll practices for salaried employees. This salary will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time. You will also have the opportunity to earn a cash bonus of up to $50,000 per year.

          3. Stock Options. Subject to the approval of the Company's Board of Directors or its Compensation Committee, you will be granted a nonstatutory stock option to purchase 500,000 shares of the Company's Common Stock. The exercise price per share will be equal to $1.00. The option will be subject to the terms and conditions applicable to options granted under the Company's 1996 Stock Incentive Plan (the "Plan"), as described in the Plan and the applicable stock option agreement. The option will be immediately exercisable, but the purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates before you vest in the shares. Except as provided in Paragraph 4 below, you will vest in 12.5% of the option shares when you complete the sixth month of continuous service and the balance will vest in equal monthly installments over the next 42 months of continuous service, as described in the applicable stock option agreement. You may pay the exercise price of the option with a full-recourse promissory note secured by the option shares. The note will have a five-year term (but will be due 180 days after your employment terminates, if earlier), will bear interest at the Applicable Federal Rate and will provide for principal and interest to be payable in a lump sum on the due date.

          4. Accelerated Vesting After Change in Control. If the Company is subject to a Change in Control (as defined in the Plan) before your service with the Company
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Mr. Kenneth R. Pelowski                                           March 25, 1999
                                                                          Page 2

terminates, and if you are subject to an involuntary discharge within 18 months after that Change in Control, then all of your option shares will be vested. For purposes of this Paragraph 4, you will be deemed to have been discharged by the Company if you resign within 18 months after a Change in Control and after the Company has notified you that your annual base salary will be materially reduced, that there will be a material adverse change in your title or duties, or that your principal place of employment will be relocated by more than 35 miles. For purposes of this Paragraph 4, you will also be deemed to have been discharged by the Company if you resign within 18 months after a Change in Control because James J. Hornthal is serving as a member of the board of directors or an officer of the Company, of its parent corporation or of the successor corporation in a merger with the Company.

          5. Internet Purchasing Opportunity. As you know, you and I had discussed prior to my joining the Company the possibility of our launching a separate company focused on internet purchasing. I am aware that you had devoted time to pursuing the opportunity after I joined the Company and that your joining the Company will prevent you from independently pursuing the opportunity. You have agreed that in connection with your joining the Company you will not continue to pursue this opportunity. In addition, you have agreed that you will assign to the Company any intellectual property that you independently developed relating to the opportunity. You will transfer to the Company any of such intellectual property relating to the internet purchasing company that you have independently developed in consideration of 125,000 unvested shares of the Company's Common Stock. The details of this purchase are described in Exhibit A attached hereto.

          6. Parachute Excise Tax Gross-Up. If you become subject to the excise tax applicable to excess parachute payments under section 4999 of the Internal Revenue Code of 1986, as amended, then the Company will reimburse you for that tax (subject to certain limitations). The details of the gross-up payment are described in Exhibit B attached hereto.

          7. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company's standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit C.

          8. Period of Employment. Your employment with the Company will be "at will," meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

          9. Outside Activities. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of
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Mr. Kenneth R. Pelowski                                           March 25, 1999
                                                                          Page 3

the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

          10. Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

          11. Indemnification. The Company hereby indemnifies you in the event that Preview Travel, Inc. ("Preview") asserts any claim against you with respect to your employment with the Company, provided that you comply with (a) this letter agreement, (b) the Proprietary Information and Inventions Agreement between you and the Company and (c) the Employee Proprietary Information Agreement between you and Preview. The Company, at its discretion, may either at its own expense engage counsel to defend you in any legal action brought by Preview that is covered by this Paragraph 11 or reimburse you for the reasonable fees and costs of counsel whom you retain to defend you in any legal action brought by Preview that is covered by this Paragraph 11.

          12. Entire Agreement. This letter and the Exhibits attached hereto contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

          13. Amendment and Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by California law.

          We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on March __, 1999.

          We look forward to having you join us on _________ __, 1999.
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Mr. Kenneth R. Pelowski                                           March 25, 1999
                                                                          Page 4


          If you have any questions, please call me at 650.614.6300.

                                         Very truly yours,

                                         Internet Travel Network

                                         By:___________________________________
                                         Chief Executive Officer

I have read and accept this employment offer:


____________________________________________
Signature of Kenneth R. Pelowski

Dated: March __, 1999


Attachments

Exhibit A:  Summary of Stock Purchase and Stock Purchase Agreement
Exhibit B:  Parachute Excise Tax Gross-Up Provisions
Exhibit C:  Proprietary Information and Inventions Agreement
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Mr. Kenneth R. Pelowski                                           March 25, 1999
                                                                          Page 5


Exhibit A

             Summary of Stock Purchase and Stock Purchase Agreement
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Mr. Kenneth R. Pelowski                                           March 25, 1999
                                                                          Page 6


Exhibit B

                   Parachute Excise Tax Gross-Up Provisions.

          (a) Gross-Up Payment. If it is determined that any payment or distribution of any type to or for the benefit of the employee by the Company, any of its affiliates, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder) or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this letter or otherwise (the "Total Payments"), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax and any such interest or penalties are collectively referred to as the "Excise Tax"), then the employee shall be entitled to receive an additional payment (a "Gross-Up Payment"). The amount of the Gross-Up Payment shall be as follows:

          (i) If the Gross-Up Payment becomes payable in a taxable year of the Company in which the Company has no taxable income (after taking into account net operating loss carry-forwards), the Gross-Up Payment shall be equal to the product of (A) 50% multiplied by (B) an amount calculated to ensure that after payment by the employee of all taxes (and any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

          (ii) If the Gross-Up Payment becomes payable in a taxable year of the Company in which the Company has taxable income (after taking into account net operating loss carry-forwards), the Gross-Up Payment shall be equal to the excise tax imposed on the employee by section 4999 of the Code, without regard to any taxes payable by the employee with respect to the Gross-Up Payment.

          (b) Determination by Accountant. All determinations and calculations required to be made under this Exhibit B shall be made by an independent accounting firm selected by the employee from among the largest five accounting firms in the United States (the "Accounting Firm"), which shall provide its determination (the "Determination"), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Company and the employee within five days of the termination of the employee's employment, if applicable, or such earlier time as is requested by the Company or the employee (if the employee reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the employee, it shall furnish the employee with a written statement that such Accounting Firm has concluded that no Excise Tax is payable (including the reasons therefor) and that the employee has substantial authority not to report any Excise Tax on the employee's federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to the employee
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Mr. Kenneth R. Pelowski                                           March 25, 1999
                                                                          Page 7


within five days after the Determination is delivered to the Company or the employee. Any determination by the Accounting Firm shall be binding upon the Company and the employee, absent manifest error. The Company shall pay the fees and costs of the Accounting Firm.

          (c) Over- and Underpayments. As a result of uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made ("Underpayment"), or that Gross-Up Payments will have been made by the Company which should not have been made ("Overpayments"). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment shall be promptly paid by the Company to or for the benefit of the employee. In the case of an Overpayment, the employee shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment.

          (d) Limitation on Parachute Payments. Any other provision of this Exhibit B notwithstanding, if the Excise Tax could be avoided by reducing the Total Payments by $45,000 or less, then the Total Payments shall be reduced to the extent necessary to avoid the Excise Tax and no Gross-Up Payment shall be made. If the Accounting Firm determines that the Total Payments are to be reduced under the preceding sentence, then the Company shall promptly give the employee notice to that effect and a copy of the detailed calculation thereof. The employee may then elect, in the employee's sole discretion, which and how much of the Total Payments are to be eliminated or reduced (as long as after such election no Excise Tax will be payable) and shall advise the Company in writing of the employee's election within 10 days of receipt of notice. If no such election is made by the employee within such 10-day period, then the Company may elect which and how much of the Total Payments are to be eliminated or reduced (as long as after such election no Excise Tax will be payable) and shall notify the employee promptly of such election.